UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)

                                   REXAM PLC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    761655307
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                FEBRUARY 18, 2000
--------------------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this schedule is filed:

                               / / Rule 13d-1 (b)
                               /X/ Rule 13d-1 (c)
                               / / Rule 13d-1 (d)

---------------------------------
CUSIP No. 761655307
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank A.G.
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES             5      SOLE VOTING POWER
                                    0
                             ------ --------------------------------------------
BENEFICIALLY OWNED BY               SHARED VOTING POWER
                             6      20,412,774
                             ------ --------------------------------------------
EACH REPORTING                      SOLE DISPOSITIVE POWER
                             7      0
                             ------ --------------------------------------------
PERSON WITH                         SHARED DISPOSITIVE POWER
                             8      21,569,015
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,569,015*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.5%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

** Included in this percentage are the percentages of securities reported by Deutsche Asset Management Group Limited and Deutsche Asset Management Limited on the following cover pages.

---------------------------------
CUSIP No. 761655307
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Group Limited (f/k/a Morgan Grenfell Asset Management Limited)
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
-----------------------------  ------ ------------------------------------------
NUMBER OF SHARES                 5    SOLE VOTING POWER
                                      0
                               ------ ------------------------------------------
BENEFICIALLY OWNED BY                 SHARED VOTING POWER
                                 6    20,232,272
                               ------ ------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    21,388,513
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,388,513*
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    / /
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.4%**
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Asset Management Limited on the following cover page.

** Included in this percentage is the percentage of securities reported by Deutsche Asset Management Limited on the following cover page.

---------------------------------
CUSIP No. 761655307
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Asset Management Limited (f/k/a Morgan Grenfell Investment Management Limited)
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) / /
                                                                       (b) / /
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         England and Wales
-----------------------------  ------ ------------------------------------------
NUMBER OF SHARES                 5    SOLE VOTING POWER
                                      0
                               ------ ------------------------------------------
BENEFICIALLY OWNED BY                 SHARED VOTING POWER
                                 6    19,610,516
                               ------ ------------------------------------------
EACH REPORTING                        SOLE DISPOSITIVE POWER
                                 7    0
                               ------ ------------------------------------------
PERSON WITH                           SHARED DISPOSITIVE POWER
                                 8    20,766,757
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         20,766,757
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                / /
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.3%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         IA
-------- -----------------------------------------------------------------------

ITEM 1(A).  NAME OF ISSUER:

            Rexam plc.(the "Issuer")

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            The address of the Issuer's principal executive offices is 114 Knightsbridge, London, SW1X 7NN, United Kingdom.

ITEM 2(A).  NAME OF PERSON FILING:

            This statement is filed on behalf of Deutsche Bank AG ("DBAG"), Deutsche Asset Management Group Limited ("DAMG") and Deutsche Asset Management Limited ("DAML" and, together with DBAG and DAMG, the "Reporting Persons").

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

            The principal place of business of DAMG is 20 Finsbury Circus, London, EC2M 1NB, England.

            The principal place of business of DAML is 20 Finsbury Circus, London, EC2M INB, England.

ITEM 2(C).  CITIZENSHIP:

            The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            The title of the securities is Ordinary Shares, which also includes securities held in the form of American Depository Receipts (the "Ordinary Shares").

ITEM 2(E).  CUSIP NUMBER:

            The CUSIP number of the Ordinary Shares is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            (a)  / /  Broker or dealer registered under section 15 of the Act;

            (b)  / /  Bank as defined in section 3(a)(6) of the Act;

            (c)  / /  Insurance  Company as defined in section  3(a)(19)  of the
                      Act;

            (d)  / /  Investment  Company  registered  under  section  8 of  the
                      Investment Company Act of 1940;

            (e)  / /  An  investment  adviser  in  accordance  with  Rule  13d-1
                      (b)(1)(ii)(E);

            (f)  / /  An employee  benefit plan, or endowment fund in accordance with Rule 13d-1 (b)(1)(ii)(F);

            (g)  / /  A parent  holding  company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G);

            (h)  / /  A savings  association  as defined in section  3(b) of the
                      Federal Deposit Insurance Act;

            (i)  / /  A church plan that is excluded  from the  definition of an
                      investment   company   under   section   3(c)(14)  of  the
                      Investment Company Act of 1940;

            (j)  / /  Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1 (c), check this box. /X/

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED:

                 Each of the  Reporting  Persons  owns the  amount  of  Ordinary
            Shares as set forth on the applicable cover page.

            (B)  PERCENT OF CLASS:

                 Each of the Reporting  Persons owns the  percentage of Ordinary
            Shares as set forth on the applicable cover page.

            (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                 (I)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                        Each of the Reporting Persons has the sole power to vote
                 or direct the vote of Ordinary Shares as set forth on the applicable cover page.

                 (II)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                        Each of the  Reporting  Persons has the shared  power to
                 vote or direct the vote of Ordinary Shares as set forth on the applicable cover page.

                 (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        Each of the  Reporting  Persons  has the  sole  power to
                 dispose or direct the disposition of Ordinary Shares as set forth on the applicable cover page.

                 (IV)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                        Each of the  Reporting  Persons has the shared  power to
                 dispose or direct the disposition of Ordinary Shares as set forth on the applicable cover page.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Investment management clients of the Reporting Persons have the ultimate right to any dividends from Ordinary Shares and the proceeds from the sale of Ordinary Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            The  following  are  subsidiaries  of DBAG  and/or  DAMG  which hold
Ordinary Shares included in the figures on the cover pages: Deutsche Asset Management Limited, Deutsche Investment Trust Management Limited, Morgan Grenfell & Co. Limited, Deutsche Bank AG London, Deutsche Bank AG Sydney and Deutsche Bank International Ltd.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 25, 2000



                                           DEUTSCHE BANK AG


                                           By:/s/ Dr. Dieter Eisele
                                              ----------------------------------
                                              Name:   Dr. Dieter Eisele
                                              Title:  Group Head of Compliance



                                           By:/s/ Dr. Rainer Grimberg
                                              ----------------------------------
                                              Name:   Dr. Rainer Grimberg
                                              Title:  Vice President

                                                                       EXHIBIT 1

               Consent of Deutsche Asset Management Group Limited


            The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 28, 2000



                                           DEUTSCHE   ASSET   MANAGEMENT   GROUP
                                             LIMITED



                                           By:/s/ William Slattery
                                              ----------------------------------
                                              Name:   William Slattery
                                              Title:  Head of Business Risk

                                                                       EXHIBIT 2

                  Consent of Deutsche Asset Management Limited


            The undersigned agrees that the Schedule 13G executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Asset Management Group Limited and Deutsche Asset Management Limited pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 28, 2000



                                           DEUTSCHE ASSET MANAGEMENT LIMITED



                                           By:/s/ William Slattery
                                              ----------------------------------
                                              Name:   William Slattery
                                              Title:  Head of Business Risk